As filed with the Securities and Exchange Commission on March 12, 2008.

                                                      Registration No. _________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(B) OR (G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                         SMSA EL PASO I ACQUISTION CORP.
             (Exact name of registrant as specified in its charter)


                       Nevada                                26-1516355
            (State or other jurisdiction                  (I.R.S. Employer
                  of incorporation)                    Identification Number)


                     12890 Hilltop Road                        76226
                       Argyle, Texas
          (Address of principal executive offices)           (Zip Code)

                                 (972) 233-0300
              (Registrant's Telephone Number, Including Area Code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

  Large accelerated filer                         Accelerated filer
  Non-accelerated filer                           Smaller reporting company  [x]
  (Do not check if a smaller reporting company)


         Securities registered under Section 12 (b) of the Exchange Act:


 Title of each class                              Name of each exchange on which
 to be so registered                              each class is to be registered
 -------------------                              ------------------------------
         None                                                  None


   Securities to be registered pursuant to Section 12 (g) of the Exchange Act:
                         Common Stock, $0.001 par value
                                (Title of Class)

                             ADDITIONAL INFORMATION

     Statements contained in this registration statement regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. As a result of this registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC's Website is http://www.sec.gov.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Description of Business" and "Management's Discussion and Analysis or Plan of Operation". These uncertainties and other factor include, but are not limited to: our ability to locate a business opportunity for merger; the terms of our acquisition of or participation in a business opportunity; and the operating and financial performance of any business combination with us.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements, and the reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

















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



                                Table of Contents


ITEM 1.  DESCRIPTION OF BUSINESS ..............................................4
     History ..................................................................4
     Plan of Reorganization ...................................................4
     Business Plan ............................................................5
     Investigation and Selection of Business Opportunities ....................6
     Risk Factors Relating to Our Business Plan ...............................7
     Competition ..............................................................9
     Employees ................................................................9
ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ...........10
     Plan of Operation .......................................................10
     Liquidity and Capital Resources .........................................10
ITEM 3.  DESCRIPTION OF PROPERTY..............................................10
ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ......11
ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ........12
ITEM 6.  EXECUTIVE COMPENSATION ..............................................16
      Executive Officers .....................................................16
      Executive Compensation .................................................16
ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
      INDEPENDENCE............................................................16
ITEM 8.  LEGAL PROCEEDINGS  ..................................................17
ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
      RELATED STOCKHOLDER MATTERS ............................................17
      Market Information  ....................................................17
      Transfer Agent..........................................................17
      Reports to Stockholders ................................................17
      Securities Eligible for Future Sale.....................................17
ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES ............................19
ITEM 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED  ........................19
ITEM 12.  INDEMNIFICATION OF OFFICERS AND DIRECTORS  .........................20
ITEM 13.  FINANCIAL STATEMENT AND SUPPLEMENTARY DATA  ........................21
ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
      AND FINANCIAL DISCLOSURE  ..............................................21
ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS  .................................21

SIGNATURES  ..................................................................22

INDEX OF EXHIBITS  ........................................................IOE-1














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


ITEM 1. DESCRIPTION OF BUSINESS

     SMSA El Paso I Acquisition Corp. was organized on September 26, 2007 as a Nevada corporation to effect the reincorporation of Senior Management Services of El Paso Sunset, Inc., a Texas corporation, mandated by the plan of reorganization discussed below. In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with us through a reverse merger or acquisition. We are a development stage company and a shell company as defined in Rule 405 under the Securities Act of 1933, or the Securities Act, and Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act. As a shell company, we have no operations and no or nominal assets. Although we have no assets or operations, we believe we possess a stockholder base which will make us an attractive merger or acquisition candidate to an operating, privately-held company seeking to become publicly held. Our principal office is located at 12890 Hilltop Road, Argyle, TX 76226, and our telephone number is (972) 233-0300.

History

     On January 17, 2007 Senior Management Services of El Paso Sunset, Inc. and its affiliated companies, or collectively SMS Companies, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the bankruptcy court confirmed the First Amended, Modified Chapter 11 Plan, or the Plan, as presented by SMS Companies and their creditors.

During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds. In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid. The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

     In 2005 SMS Companies obtained a secured credit facility from a financial institution. The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real property on which 2 of its nursing care facilities operated. By late 2006, SMS Companies were in an "overadvance" position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility. Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. SMS Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings. On January 9, 2007 the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy. Subsequently, on January 17, 2007 the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Plan of Reorganization

     Halter Financial Group, Inc. or HFG, participated with SMS Companies and their creditors in structuring the Plan. As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including Senior Management Services of El Paso Sunset, Inc.

     HFG exercised the option, and as provided in the Plan, 80% of our outstanding common stock, or 400,000 shares, was issued to HFG in satisfaction of HFG's administrative claims. The remaining 20% of our outstanding common stock, or 100,016 shares, was issued to 455 holders of unsecured debt. The 500,016 shares, or Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code.

     As further consideration for the issuance of the 400,000 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential merger or acquisition candidate. HFG is responsible for the payment of our operating expenses and HFG will provide us, at no cost, with consulting services, including assisting us with formulating the structure of any proposed merger or acquisition. Additionally, HFG is responsible for paying our legal and accounting expenses related to this registration statement and our expenses incurred in consummating a merger or acquisition.

     We will remain subject to the jurisdiction of the bankruptcy court until we consummate a merger or acquisition. Pursuant to the confirmation order, if we do not consummate a business combination prior to February 10, 2009, the Plan Shares will be deemed canceled, the pre-merger or acquisition injunction provisions of the confirmation order, as they pertain to us, shall be deemed dissolved and no discharge will be granted to us, all without further order of the bankruptcy court. If we timely consummate a merger or acquisition with an entity which is engaged in business, we will file a certificate of compliance with the bankruptcy court which will state that the requirements of the Plan have been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order shall then become effective.

     Effective  September 26, 2007, HFG  transferred  its 400,000 Plan Shares to
Halter  Financial   Investments  L.P.,  or  HFI,  a  Texas  limited  partnership controlled by Timothy P. Halter.

     Timothy P. Halter is the sole officer, director and shareholder of HFG and an officer and member of Halter Financial Investments GP, LLC, general partner of HFI. Mr. Halter served as our president and sole director from September 26, 2007 until January 1, 2008 when he was replaced by Richard Crimmins. Mr. Halter and HFG will continue to assist us with the implementation of our business plan.

Business Plan

     Our current business plan is to seek and identify a privately-held operating company desiring to become a publicly held company by combining with us through a reverse merger or acquisition type transaction. Private companies wishing to have their securities publicly traded may seek to merge or effect an exchange transaction with a shell company with a significant stockholder base. As a result of the merger or exchange transaction, the stockholders of the private company will hold a majority of the issued and outstanding shares of the shell company. Typically, the directors and officers of the private company become the directors and officers of the shell company. Often the name of the private company becomes the name of the shell company. We believe that by becoming a reporting company, under the rules and regulations of the Exchange Act, we will become a more suitable candidate to engage in a combination transaction with a privately-held company.

     We have no capital and must depend on HFG to provide us with the necessary funds to implement our business plan. We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings. However, at the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition or merger.

     Timothy P. Halter will be primarily responsible for investigating business combination opportunities. However, we believe that business opportunities may also come to our attention from various sources, including HFG, professional advisors such as attorneys, and accountants, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. We have no plan, understanding, agreements, or commitments with any individual for such person to act as a finder of opportunities for us.

     No direct discussions regarding the possibility of a business combination are expected to occur until after the effective date of this registration statement. We can give no assurances that we will be successful in finding or acquiring a desirable business opportunity, given the limited funds that are expected to be available to us for implementation of our business plan. Furthermore, we can give no assurances that any acquisition, if it occurs, will be on terms that are favorable to us or our current stockholders.

     We do not propose to restrict our search for a candidate to any particular geographical area or industry, and therefore, we are unable to predict the nature of our future business operations. Our management's discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

     Any entity which has an interest in being acquired by, or merging into us, is expected to be an entity that desires to become a public company and establish a public trading market for its securities. In connection with such a merger or acquisition, it is anticipated that an amount of common stock constituting control of us would either be issued by us or be purchased from HFI.

     We do not foresee that we will enter into a merger or acquisition transaction with any business with which HFG, HFI, Timothy P. Halter or Richard

Crimmins is currently affiliated.

Investigation and Selection of Business Opportunities

     Certain types of business acquisition transactions may be completed without requiring us to first submit the transaction to our stockholders for their approval. If the proposed transaction is structured in such a fashion our stockholders (other than HFI our majority stockholder) will not be provided with financial or other information relating to the candidate prior to the completion of the transaction.

     If a proposed business combination or business acquisition transaction is structured that requires our stockholder approval, and we are a reporting company, we will be required to provide our stockholders with information as applicable under Regulations 14A and 14C under the Exchange Act.

     The analysis of business opportunities will be undertaken by or under the supervision of Timothy P. Halter. In analyzing potential merger candidates, we will consider, among other things, the following factors:

*    Potential for future earnings and appreciation of value of securities;
* Perception of how any particular business opportunity will be received by the investment community and by our stockholders;
* Eligibility of a candidate, following the business combination, to qualify its securities for listing on a national exchange or on a national automated securities quotation system, such as NASDAQ;
*    Historical results of operation;
*    Liquidity and availability of capital resources;
* Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;
* Strength and diversity of existing management or management prospects that are scheduled for recruitment;
*    Amount of debt and contingent liabilities; and
*    The products and/or services and marketing concepts of the target company.

     There is no single factor that will be controlling in the selection of a business opportunity. We will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Because of our limited capital available for investigation and our dependence on HFG and Timothy P. Halter, we may not discover or adequately evaluate adverse facts about the business opportunity to be acquired.

     We are unable to predict when we may participate in a business opportunity. We expect, however, that the analysis of specific proposals and the selection of a business opportunity may take several months.

     Prior to making a decision to participate in a business transaction, we will generally request that we be provided with written materials regarding the business opportunity containing as much relevant information as possible, including, but not limited to, a description of products, services and company history; management resumes; financial information; available projections, with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks, or service marks, or rights thereto; present and proposed forms of compensation to management; a description of transactions between such company and its affiliates during the relevant periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; audited financial statements, or if audited financial statements are not available, unaudited financial statements, together with reasonable assurance that audited financial statements would be able to be produced to comply with the requirements of a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or Commission, upon consummation of the business combination.

     As part of our investigation, Timothy P. Halter and our legal counsel may meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain provided information, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial and management resources.

     We believe that various types of potential candidates might find a business combination with us to be attractive. These include candidates desiring to create a public market for their securities in order to enhance liquidity for current stockholders, candidates which have long-term plans for raising capital through public sale of securities and believe that the prior existence of a public market for their securities would be beneficial, and candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the development of a public market for their securities will be of assistance in that process. Companies which have a need for an immediate cash infusion are not likely to find a potential business combination with us to be a prudent business transaction alternative.

Risk Factors Relating to Our Business Plan

     Our business plan and our ability to successfully implement our business plan are subject to certain risk factors, including, the following:

     We will be unable to successfully implement our business plan if HFG does not, or is unable, to provide us with adequate capital to conduct our operations and pay the expenses necessary to consummate a business combination.

     We are dependent upon HFG to pay our operating expenses and to fund the implementation of our plan of operation. If HFG fails, or is unable, to provide us with adequate capital to conduct our business operations including the implementation of our business plan, we may be unable to complete a merger or acquisition on or before February 10, 2009 as required by the Plan. In such event, Plan Shares held by HFI and our other stockholders will be cancelled and voided and the discharge and injunction provisions of the confirmation order, as they pertain to us, shall be deemed dissolved.

     There is no trading market for our securities which could impair our ability to find a suitable merger candidate.

     There is no public trading market for our securities and there can be no assurance that a trading market for our securities will exist if we complete a business combination. Although we intend to make our shares eligible for trading on the OTC Bulletin Board, the Plan provides that no active trading market shall exist for our securities until after the consummation of a business combination. The Plan further provides that our stockholders are enjoined from trading, selling or assigning the shares of common stock they received pursuant to the Plan until we consummate a business transaction. HFI, however, may transfer in a private transaction, a portion of its shares of our common stock prior to the consummation of a business combination to a single transferee or group of transferees under common control and to HFI employees and representatives, subject to compliance with applicable federal and state securities laws. Any such transfer shall be subject to the same restrictions as applicable to HFG under the Plan. Until such time as our securities are eligible for quotation on the OTC Bulletin Board, we will be at a competitive disadvantage with other companies, including shell companies, who have publicly traded securities, in attracting suitable candidates to participate in a business combination with us.

     We have no agreement for a business combination and we do not have any minimum requirements for a business combination.

     We have no current arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity. We may not be successful in identifying and evaluating a suitable merger candidate or in consummating a business combination. We have not selected a particular industry or specific business within an industry for a target company. We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which we will require a target company to have achieved, or without which we would not consider a business combination with such business entity.

     The loss of the services of Timothy P. Halter would adversely affect our ability to implement our business plan.

     Our management consists of only one person, Richard Crimmins, our president and sole director. Mr. Crimmins will be primarily responsible for conducting our day-to-day operations. However, Timothy P. Halter will be responsible for implementing our business plan. We will rely solely on the judgment of Mr. Halter when selecting a target company. Mr. Halter will only devote a limited amount of his time each month to our business. Mr. Halter has not entered into a written employment or consulting agreement with us and he is not expected to do so. The loss of the services of Mr. Halter would adversely affect our ability to implement our business plan.

     Conflicts of interest may arise between us and our stockholders, and HFG and Timothy P. Halter, during the implementation of our business plan which may have a negative impact on our ability to consummate a business transaction.


     Timothy P. Halter is not required to commit his full time to our affairs, which may result in a conflict of interest in allocating his time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. Mr. Halter is engaged in several other business endeavors and is not obligated to contribute any specific number of hours to our affairs. If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination.

     Mr. Halter, HFG and HFI, our majority stockholder, are affiliated with other shell companies with business activities similar to those intended to be conducted by us. Mr. Halter, HFG and HFI may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, there may be conflicts of interest in determining to which entity a particular business opportunity should be presented.

     Depending upon the nature of a proposed transaction, our stockholders, other than HFI, may not be afforded the opportunity to approve or consent to a particular transaction.

     To implement our business plan we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made by Mr. Halter and their fees will be paid by HFG. We anticipate that such persons may be engaged on an as needed basis without a continuing fiduciary or other obligation to us. If Mr. Halter considers it necessary to hire outside advisors, he may elect to hire persons who are affiliates of HFG. Such advisors because of their relationship with HFG and Mr. Halter may not fully consider our best interest in rendering advice and services to us.

     We have no cash and no operations and may not have access to sufficient capital to consummate a business combination.

     Payment of our operating expenses and expenses of implementing our business plan is the responsibility of HFG. We may not be able to take advantage of any available business opportunities because of the limited and uncertain availability of capital. There is no assurance that HFG will have sufficient capital to provide us with the necessary funds to successfully implement our plan of operation or that HFG will continue to provide us with capital in the future.

     We will encounter significant competition in seeking mergers with and acquisition of privately-held entitles which may impede our ability to consummate business transactions.

     We are and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of privately-held business entities. A large number of established and well-financed entities, including venture capital firms, are active in seeking potential merger and acquisition candidates for their clients and investors. Substantially all such entities have significantly greater financial resources, technical expertise and managerial capabilities than we have and, consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, we will also compete in seeking merger or acquisition candidates with other public shell companies who may have more available funds or other assets that make them a more attractive candidate for a merger than we are.


     Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002 may delay or preclude a merger or acquisition.

     The rules and regulations of the Commission require a reporting shell company to timely provide in a Current Report on Form 8-K financial and other information, including audited financial statements, of the acquired company if we engage in a business combination, or if there is a change in our control. The additional time and costs that may be incurred by the potential target company to prepare audited financial statements and other information may significantly delay or essentially preclude consummation of an otherwise desirable acquisition.

     We may be required to have our internal control procedures audited for the fiscal year ending December 31, 2009 as required by the Sarbanes-Oxley Act of 2002. A target company may not be in compliance with provisions of the

Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition or result in our inability to consummate the business transaction.


     A business  combination  will  result in a change in control of our company
     and   significantly   reduce  the   ownership   interest   of  our  current
     stockholders.

     In conjunction with completion of a business acquisition, we anticipate that we will issue an amount of our authorized but unissued common stock that will represent a significant majority of the voting power and equity of our company, which will, in all likelihood, result in stockholders of a target company obtaining a controlling interest in us and thereby reducing the ownership interest of our current stockholders. We may also issue preferred stock to the stockholders of a target company. Holders of preferred stock may have rights, preferences and privileges senior to those of our existing holders of common stock. As a condition of the business combination, HFI, our majority stockholder, may agree to sell or transfer all or a portion of the common stock it owns to provide the target company with majority control. The resulting change in control will likely result in the removal of our present officer and director and a corresponding reduction in, or elimination of, his participation in future business activities.

     We may engage in a business combination with a foreign entity which will subject us to additional business risks.

     We may effectuate a business combination with a merger target whose business operations or even headquarters, place of formation or primary place of business are located outside the United States of America. In such event, we may face the significant additional risks associated with doing business in that country. In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers that may make it difficult to evaluate such a merger target, we may encounter ongoing business risks associated with uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability that may be exacerbated in various foreign countries.

     We may engage in a business combination that may have tax consequences to us and our stockholders.

     Federal and state tax consequences will, in all likelihood, be major considerations in any business combination that we may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both companies and their stockholders, pursuant to various federal and state tax provisions. We intend to structure any business combination so as to minimize the federal and state tax consequences to both our company and the target entity and their stockholders. However, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on both parties to the transaction.

Competition

     We expect to encounter substantial competition in our efforts to locate potential business combination opportunities. The competition may in part come from business development companies, venture capital partnerships and corporations, small investment companies and brokerage firms. Most of these organizations are likely to be in a better position than us to obtain access to potential business acquisition candidates because they have greater experience, resources and managerial capabilities than we do. We also will experience competition from other public companies with similar business purposes, some of which may also have funds available for use by an acquisition candidate.

Employees

     We have no employees. Our president and sole director, Richard Crimmins, will be responsible for managing our administrative affairs, including our reporting obligations pursuant to the requirements of the Exchange Act. Upon consummation of a business transaction, HFI has agreed to transfer to Mr. Crimmins 1,000 shares of our common stock for his services. It is anticipated that HFG and Timothy P. Halter will engage consultants, attorneys and accountants as necessary for us to conduct our business operations and to implement and successfully complete our business plan. We do not anticipate employing any full-time employees until we have achieved our business purpose.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

     As a shell company, we have no operations and no or nominal assets. Although we have no assets or operations, we believe we possess a stockholder base which will make us an attractive merger or acquisition candidate to an operating privately-held company seeking to become publicly-held.

     We intend to locate and combine with an existing, privately-held company which has profitable operations or, in our management's view, potential for earnings and appreciation of value of its equity securities, irrespective of the industry in which it is engaged. A combination may be structured as a merger, consolidation, exchange of our common stock for stock or assets or any other form which will result in the combined companies becoming an operating publicly-held corporation.

     Pending negotiation and consummation of a business combination, we anticipate that we will have, aside from carrying on our search for a combination partner, no business activities, and, thus, will have no source of revenue. Should we incur any significant liabilities prior to a combination with a private company, we may not be able to satisfy such liabilities as they are incurred.

     If our management pursues one or more combination opportunities beyond the preliminary negotiations stage and those negotiations are subsequently terminated, it is likely that such efforts will exhaust our ability to continue to seek such combination opportunities before any successful combination can be consummated.

     In our pursuit for a business combination partner, our management intends to consider only combination candidates which are profitable or, in management's view, have growth potential. Our management does not intend to pursue any combination proposal beyond the preliminary negotiation stage with any
combination   candidate  which  does  not  furnish  us  with  audited  financial statements for its historical operations or can furnish audited financial statements in a timely manner. HFG may engage attorneys and/or accountants to investigate a combination candidate and to consummate a business combination. We may require payment of fees by such merger candidate to fund all or a portion of such expenses. To the extent we are unable to obtain the advice or reports from experts, the risks of any combined business combination being unsuccessful will be enhanced.

     We are not registered and we do not propose to register as an investment company under the Investment Company Act of 1940. We intend to conduct our business activities so as to avoid application of the registration and other provisions of the Investment Company Act of 1940 and the related regulations thereunder.

     We have no operating history, no cash, no assets and our business plan has significant business risks. Because of these factors, our Independent Registered Certified Public Accounting Firm has issued an audit opinion on our financial statements which includes a statement describing our going concern status. This means in our auditor's opinion, there is substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources.

     We have no operations and will not generate any revenue until we consummate a business combination. We will need funds to support our operation and implementation of our plan of operation and to comply with the periodic reporting requirements of the Exchange Act. HFG has agreed to fund the expenses in implementing our plan of operation and to fund our operating expenses until we complete a business combination. We believe sufficient working capital will be provided by HFG for at least the next 12 months to support and preserve the integrity of our corporate entity and to fund the implementation of our business plan. If adequate funds are not available to us, we may be unable to complete our plan of operation. If we do not consummate a business combination by February 10, 2009 our Plan Shares will be cancelled and voided and the discharge and injunction provisions of the confirmation order, as they pertain to us, shall be deemed dissolved.

     We have no current plans, proposals, arrangements or understandings with respect to the sale or issuance of additional securities prior to the identity of a merger or acquisition candidate and we do not anticipate that we will incur any significant debt prior to a consummation of a business combination.

ITEM 3.  DESCRIPTION OF PROPERTY

     We do not own property. We currently maintain a mailing address at 12890 Hilltop Road, Argyle, TX 76226. Our telephone number is (972) 233-0300. Other than this mailing address, we do not currently maintain any other office facilities, and do not anticipate the need for maintaining office facilities at any time until we complete a business combination. We pay no rent or other fees for the use of the mailing address. The facilities are also used by HFG for its business operations. HFG provides us with the use of office equipment and administrative services as necessary to conduct our business activities, including the implementation of our business plan.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information at March 12, 2008, regarding the beneficial ownership of our common stock of each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock; each of our executive officers and directors; and all our executive officers and directors as a group:

     Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares as beneficially owned by them.




                                               Shares Beneficially Owned (1)
Name and Address (2)                             Number        Percent (3)
--------------------------                  --------------- -----------------

Halter Financial Investments, LP (4)            400,000            80.0

Richard Crimmins(5)                                 -0-             -0-

Pharmerica, Inc.(6)                              29,723             5.9

Directors and officers as a group                   -0-             -0-
(1 person)


(1) On March 12, 2008 there were 500,016 shares of our common stock outstanding and no shares of preferred stock issued and outstanding. We have no outstanding stock options or warrants.
(2) Under applicable SEC rules, a person is deemed the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares
(a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person's economic interest in the security. Under SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.
(3) In determining the percent of voting stock owned by a person on March 12, 2008 (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 500,016 shares of common stock outstanding on March 12, 2008, and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(4) Halter Financial Investments, L.P. ("HFI") is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company ("HFI GP"), is the sole general partner. The limited partners of HFI are: (i) TPH Capital, LP., a Texas limited partnership of which TPH Capital GP, LLC, a Texas limited liability company ("TPH GP"), is the general partner and Timothy
P. Halter is the sole member of TPH GP, (ii) Bellifield, LP, a Texas limited partnership of which Bellifield Capital Management, LLC, a Texas limited liability company ("Bellifield LLC") is the sole general partner and David Brigante is the sole member of Bellified LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP LLC, a Texas limited liability company ("Colhurst LLC"), is the general partner and George L. Diamond is the sole member of Colhurst LLC; and (iv) Rivergreen Capital, LLC, a Texas limited liability company ("Rivergreen LLC"), of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI. HFI's address is 12890 Hilltop Road, Argyle, TX 76226.
(5) Upon consummation of a business transaction, HFI has agreed to transfer to Mr. Crimmins 1,000 shares of our common stock for his services. Mr. Crimmins is our president, secretary, chief executive officer, chief financial officer and our sole director.
(6) Phamerica, Inc.'s address is 1675 Broadway, New York, New York.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as follows:

    Name                      Age               Positions Held
    ----                      ---               --------------
  Richard Crimmins             53           President, Chief Executive Officer,
                                            Secretary, Chief Financial Officer
                                            and Sole Director

     Our directors serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified. Directors are elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between Mr. Cummins or any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect directors to our board. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. Our board of directors does not have any committees at this time.

     Richard Crimmins. Mr. Crimmins has served as our president, secretary and sole director since January 1, 2008. Mr. Crimmins has spent over 25 years in the consumer products industry in various executive management positions. Mr. Crimmins served 15 years at Nu-kote International (formerly Unisys Office Products Group) where he held numerous management roles including Vice President Sales and Marketing. Mr. Crimmins has spent the last five years as an independent consultant in the technology services industry working with major retailers and warranty companies to secure national service contracts. Mr. Crimmins will be responsible for managing our administrative affairs, including our reporting obligations pursuant to the requirements of the Exchange Act. Mr. Crimmins is also a director of Fashion Tech International, Inc. (OTC.BB symbol:FTEC.OB) and First Growth Investors, Inc. (OTC.BB symbol: FGIV.OB), both shell companies.


     Timothy P. Halter. Mr. Halter served as our sole officer and director from September 26, 2007 to January 1, 2008. Mr. Halter is primarily responsible for implementing our business plan. Since 1995, Mr. Halter has been the president and the sole stockholder of Halter Financial Group, Inc., a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. In September 2005, Mr. Halter and other minority partners formed HFI. HFI conducts no business operations. Mr. Halter currently serves as a director of DXP Enterprises, Inc., a public corporation (Nasdaq: DXPE), and is an officer and director of Nevstar Corporation, a Nevada corporation, Marketing Acquisition Corp., a Nevada corporation, BTHC VIII, Inc., BTHC X, Inc., BTHC XIV, Inc., and BTHC XV, Inc. each a Delaware corporation. Each of the afore-referenced companies is current in the filing of their periodic reports with the SEC. Except for DXP Enterprises, each of the afore-referenced companies for which Mr. Halter acts as an officer and director may be deemed shell corporations. Mr.
Halter will devote as much of his time to our business affairs as may be necessary to implement our business plan.

     Mr. Halter has significant experience acting in the capacity of the principal stockholder, a director and an executive officer of blank check companies. The following table identifies those companies with which Mr. Halter has been affiliated that operated as a blank check company at some point in their history and whose securities are registered under the Exchange Act. The table also details Mr. Halter's prior and present involvement with each referenced company and the current status of each company's business operations. The business descriptions provided below are derived from the respective entities' periodic reports as filed with the SEC. Except for Nevstar Corporation, BTHC VIII, Inc., BTHC X, Inc., BTHC XIV, Inc., BTHC XV, Inc. and Marketing Acquisition Corp., we have made no independent verification of the accuracy of the disclosure found in such reports or whether the entities are current in the filing of their respective periodic reports with the SEC.

     As noted in the table below, Mr. Halter is currently a director, officer and principal shareholder of Nevstar Corporation, a Nevada corporation, Marketing Acquisition Corp., a Nevada corporation, BTHC VIII, Inc. BTHC X, Inc., BTHC XIV, Inc., and BTHC XV, Inc., each a Delaware corporation.. Regarding the other registrants listed in the table, Mr. Halter was not affiliated with any of the operating businesses prior to the consummation of the reverse merger transaction and resigned as an officer and director upon consummation of the transaction. After the merger transaction, Mr. Halter did not participate in the management of any of the registrants and ceased being a principal shareholder. Other than being a minority shareholder of certain of the registrants, Mr. Halter is not affiliated with, and does not control, any of the registrants.


---------------------- ------------------------------- ----------------------------------- -----------------------------
Name of Registrant     Date of Registration/SEC File   Nature of Interest                  Current Status of Registrant
                       Number
---------------------- ------------------------------- ----------------------------------- -----------------------------
Athersys, Inc.         Form 10 filed on July 6,        Mr. Halter remains a minority       The company is in the
(formerly BTHC VI,     2006; SEC File Number           stockholder of the company.  Mr.    business of developing
Inc.)                  000-52108                       Halter resigned as an officer and   therapeutic product
                                                       director of the company as a        candidates.
                                                       result of a change in control
                                                       transaction completed on June 8,
                                                       2007.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Avatar Systems, Inc.   Form 10 filed on June 25,       Mr. Halter remains a minority       The company is in the
                       2001; SEC File Number           stockholder of the company.  Mr.    business of providing
                       000-32925                       Halter resigned as an officer and   petroleum industry
                                                       director of the company as a        solutions for accounting
                                                       result of a change in control       and financial management.
                                                       transaction completed on November
                                                       14, 2000.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Bitech Pharma, Inc.    Form 10 filed on December       Mr. Halter remains a minority       The company is in the
                       16, 2005; SEC File Number       stockholder of the company.  Mr.    business of developing and
                       000-51684                       Halter resigned as an officer and   producing therapeutic
                                                       director of the company as a        protein products.
                                                       result of a change in control
                                                       transaction completed on June 30,
                                                       2005.
---------------------- ------------------------------- ----------------------------------- -----------------------------
BTHC VII, Inc.         Form 10 filed on July 10,       Mr. Halter acquired control on      The company now operates a
                       2006; SEC File Number           June 7, 2005. Mr. Halter resigned   chain of retail jewelry
                       000-52123                       as an officer and director of the   stores.
                                                       company as a result of a change
                                                       in control transaction completed
                                                       on July 27, 2007.
---------------------- ------------------------------- ----------------------------------- -----------------------------
BTHC VIII, Inc.        Form 10-SB filed on September   Mr. Halter acquired control on      The company is a shell
                       21, 2006; SEC File Number       August 7, 2006 and currently        company.
                       0-52232                         serves as its sole officer and
                                                       director.
---------------------- ------------------------------- ----------------------------------- -----------------------------
BTHC X, Inc.           Form 10 filed on September      Mr. Halter acquired control on      The company is a shell
                       22, 2006; SEC File Number       August 16, 2006 and currently       company.
                       0-52237                         serves as its sole officer and
                                                       director.
---------------------- ------------------------------- ----------------------------------- -----------------------------
BTHC XIV, Inc.         Form 10-SB filed on July 9,     Mr. Halter acquired control on      The company is a shell
                       2007; SEC File Number           August 16, 2006 and currently       company.
                       000-52722                       serves as its sole officer and
                                                       director.
---------------------- ------------------------------- ----------------------------------- -----------------------------
BTHC XV                Form 10-SB filed on September   Mr. Halter acquired control on      The company is a shell
                       13, 2007; SEC File Number       August 16, 2006 and currently       company.
                       0-52808                         serves as its sole officer and
                                                       director.
---------------------- ------------------------------- ----------------------------------- -----------------------------
China Agritech, Inc.   Form 10 filed on February 2,    Mr. Halter acquired a controlling   The company is currently
                       2002; Current SEC File Number   interest in the company on May      engaged in the business of
                       0-49608                         25, 2004, and acted as its sole     producing organic liquid
                                                       officer and director until his      compound fertilizers.
                                                       resignation as a result of a
                                                       change in control transaction
                                                       completed on February 3, 2005.
                                                       Mr. Halter remains a minority
                                                       stockholder of the company.
---------------------- ------------------------------- ----------------------------------- -----------------------------
China BAK Battery,     The company originally filed    Mr. Halter acquired a controlling   The company is a
Inc.                   a registration statement on     interest in the company on June     manufacturer of lithium
                       Form S-1 on June 10, 2000 and   14, 2004, and acted as its sole     -ion batteries and related
                       a Form 8-A12G on March 29,      officer and director until his      products.
                       2002; SEC File Number           resignation as a result of a
                       000-49712                       change in control transaction
                                                       completed on January 20, 2005.
                                                       Mr. Halter remains a minority
                                                       stockholder of the company
---------------------- ------------------------------- ----------------------------------- -----------------------------
China Digital          The company originally became   Mr. Halter acquired a controlling   The company is a provider
Wireless, Inc.         obligated to file reports       interest in the company on          of value added information
                       with the SEC in 1983 with the   February 23, 2004, and acted as     services to mobile phone
                       filing of a Registration        its sole officer and director       subscribers in China.
                       Statement on Form S-18(File     until his resignation as a result
                       Number 2-84351); Current SEC    of a change in control
                       File Number 0-12536.            transaction completed on June 23,
                                                       2004. Mr. Halter remains
                                                       a minority stockholder of
                                                       the company.
---------------------- ------------------------------- ----------------------------------- -----------------------------



                                       13




---------------------- ------------------------------- ----------------------------------- -----------------------------
China Pharma           Form 10 filed on February 15,   Mr. Halter acquired a controlling   The company's primary
Holdings, Inc.         2000; SEC File Number           interest in the company on May      business is research,
                       000-29523                       11, 2005, and acted as its sole     development, manufacturing
                                                       officer and director until the      and sale of
                                                       completion of a change in control   bio-pharmaceutical
                                                       transaction on October 20, 2005.    products.
                                                       Mr. Halter remains a minority
                                                       stockholder of the company.
---------------------- ------------------------------- ----------------------------------- -----------------------------
China Ritar Power      Form 10-SB filed on April 29,   Mr. Halter remains a minority       The company is a
Corp. (formerly        1999; SEC File Number           stockholder of the company.  Mr.    manufacturer of lead acid
Concept Ventures       000-25901                       Halter resigned as an officer and   batteries.
Corp.)                                                 director of the company as a
                                                       result of a change in control
                                                       transaction completed on February
                                                       16, 2007.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Energroup Holdings     The company originally became   Mr. Halter acquired a controlling   The company is a provider
Corp.                  obligated to file reports       interest in the company on May      of packaged and processed
                       with the SEC in 2001 with the   22, 2007, and acted as its sole     pork products in China.
                       filing of a Registration        officer and director until his
                       Statement on Form 10-SB (File   resignation as a result of a
                       Number 0-32873);.               change in control transaction
                                                       completed on December 31, 2007.
                                                       Mr. Halter remains a minority
                                                       stockholder of the company
---------------------- ------------------------------- ----------------------------------- -----------------------------
Games, Inc.            Form 10 filed on November 15,   Mr. Halter remains a minority       The company is a technology
                       2001; SEC File Number           stockholder of the company.  Mr.    company operating in the
                       000-33345                       Halter resigned as an officer and   area of interactive
                                                       director of the company as a        entertainment.
                                                       result of a change in control
                                                       transaction completed on
                                                       September 30, 2001.
---------------------- ------------------------------- ----------------------------------- -----------------------------
International Stem     Form 10 filed on April 4,       Mr. Halter remains a minority       The company is engaged in
Cell Corp. (formerly   2006; SEC File Number           stockholder of the company.  Mr.    the business of developing
BTHC III, Inc.)        000-51891                       Halter resigned as an officer and   therapeutic products.
                                                       director of the company
                                                       as a result of a change
                                                       in control transaction
                                                       completed on December 28,
                                                       2006.
---------------------- ------------------------------- ----------------------------------- -----------------------------
KMG Chemicals, Inc.    Form 10 filed on December 6,    Mr. Halter is not a current         The company is a seller of
                       1996; SEC File Number           stockholder of the company.  Mr.    industrial wood preserving
                       000-29278                       Halter resigned as an officer and   chemicals in the United
                                                       director of the company as a        States.
                                                       result of a change in control
                                                       transaction completed on October
                                                       15, 1996.
---------------------- ------------------------------- ----------------------------------- -----------------------------
MGCC Investment        The company became public via   Mr. Halter remains a minority       The company is a
Strategies, Inc.       the filing of a SB-2            stockholder of the company.  Mr.    manufacturer of auto parts.
                       registration statement filed    Halter resigned as an officer and
                       in October 2001, SEC File       director of the company as a
                       Number 000-50883                result of the change in control
                                                       transaction completed on June 22,
                                                       2006.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Millennium Quest,      The company became public via   Mr. Halter remains a minority       The company is a
Inc.                   the filing of a Form 10         stockholder of the company.  Mr.    manufacturer of dried food
                       registration statement filed    Halter resigned as an officer and   products.
                       in September 2000, SEC File     director of the company as a
                       Number 000-31619                result of the change in control
                                                       transaction completed on May3,
                                                       2007.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Microwave              Form 10 filed on March 31,      Mr. Halter is not a current         The company is currently
Transmission           2000; SEC File Number           stockholder of the company.  Mr.    engaged in the business of
Systems, Inc.          000-30722                       Halter resigned as an officer and   constructing and
                                                       director of the company on as a     maintaining wireless
                                                       result of a change in control       communications transmitting
                                                       transaction completed on August     and recovering facilities.
                                                       6, 1999.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Nevstar Corporation    The Company filed a             Mr. Halter acquired control of      The company is a shell
                       registration statement on       the company on October 11, 2005     company.
                       Form S-1 on September 24,       and currently serves as its sole
                       1997; SEC File Number           officer and director.
                       000-21071
---------------------- ------------------------------- ----------------------------------- -----------------------------



                                       14

---------------------- ------------------------------- ----------------------------------- -----------------------------
Playlogic              The company filed with the      Mr. Halter acquired a controlling   The company is presently
Entertainment, Inc.    SEC a registration statement    interest in the company on          engaged in the business of
                       on Form SB-2 on August 30,      December 15, 2004, and acted as     developing gaming software.
                       2001 and a Form 8-A12G on       its sole officer and director
                       February 28, 2002; SEC File     until the completion of a change
                       Number 000-49649                in control transaction on June 3,
                                                       2005. Mr. Halter remains
                                                       a minority stockholder of
                                                       the company.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Polymedix, Inc.        Form 10 filed on April 5,       Mr. Halter resigned as an officer   The company is a
                       2006; SEC File Number           and director on October 6, 2005.    bio-technology company
                       000-51895                       Mr. Halter remains a minority       focusing on research of
                                                       stockholder of the company.         infectious diseases.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Point Acquisition      The company became public via   Mr. Halter remains a minority       The company is engaged in
Corp.                  the filing of a Form 10         stockholder of the company.  Mr.    the business of
                       registration statement filed    Halter resigned as an officer and   manufacturing monolithic
                       in September 2005, SEC File     director of the company as a        refractory products.
                       Number 000-51527                result of the change in control
                                                       transaction completed on April
                                                       25, 2007
---------------------- ------------------------------- ----------------------------------- -----------------------------
Redpoint Bio Corp.     The company became public via   Mr. Halter remains a minority       The company is presently
(formerly Robcor       the filing of a SB-2            stockholder of the company.  Mr.    engaged in the development
Properties, Inc.)      registration statement filed    Halter resigned as an officer and   of biotech products.
                       on May 19, 2005; SEC File       director of the company as a
                       Number 000-51708                result of a change in control
                                                       transaction completed on March
                                                       12, 2007.
---------------------- ------------------------------- ----------------------------------- -----------------------------
RTO Holdings, Inc.     The Company originally became   Mr. Halter acquired control of      The company is presently
                       public in 1986 pursuant to      the company on June 21, 2006 and    engaged in the development
                       the filing of a registration    served as its sole officer and      and operation of ethanol
                       statement under the             director until August 29, 2006      manufacturing facilities.
                       Securities Act of 1933; SEC     when a change in control
                       File Number 000-15579           transaction was consummated. Mr.
                                                       Halter remains a minority
                                                       stockholder of the
                                                       company.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Segmentz, Inc.         Form 10 filed on January 30,    Mr. Halter remains a minority       The company is currently
                       2002; SEC File Number           stockholder of the company.  Mr.    engaged in the business of
                       000-49606                       Halter resigned as officer and      providing transportation
                                                       director of the company as a        services to clients in the
                                                       result of a change in control       U.S. and Canada.
                                                       transaction completed on January
                                                       31, 2001.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Shelron Group, Inc.    Form 10 filed on October 11,    Mr. Halter is not a current         The company is currently
                       2000; SEC File Number           stockholder of the company.  Mr.    engaged in the business of
                       000-31176                       Halter resigned as an officer and   developing business
                                                       director of the company as a        intelligence software and
                                                       result of a change in control       comparative shopping
                                                       transaction completed on April      software programs.
                                                       26, 2000.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Sutor Technology,      The company originally became   Mr. Halter remains a minority       The company is engaged in
Inc.                   obligated to file reports       stockholder of the company.  Mr.    the business of
                       with the SEC as the result of   Halter resigned as an officer and   manufacturing and selling
                       its 1989 filing of a            director of the company as a        steel fabrication products.
                       registration statement on       result of a change in control
                       Form SB-2; SEC File Number      transaction completed on February
                       333-83351. 1, 2007.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Tiens Biotech Group,   Form 10 filed on March 7,       Mr. Halter remains a minority       The company primarily
Inc.                   2002; SEC File Number           stockholder of the company.  Mr.    engages in the development,
                       000-49666                       Halter resigned as an officer and   manufacturing, and
                                                       director of the company as a        marketing of nutrition
                                                       result of a change in control       supplement products.
                                                       transaction completed on February
                                                       11, 2002.
---------------------- ------------------------------- ----------------------------------- -----------------------------



                                       15

---------------------- ------------------------------- ----------------------------------- -----------------------------
Winner Medical         The company originally became   Mr. Halter acquired a controlling   The company is involved in
Group, Inc.            obligated to file reports       interest in the company on          the development,
                       with the SEC as the result of   November 4, 2005, and acted as      manufacturing and marketing
                       its 1989 filing of a            its sole officer and director       of medical dressings and
                       registration statement on       until the completion of a change    medical disposables.
                       Form S-18; SEC File Number      in control transaction on
                       000-16547.                      December 16, 2005.  Mr. Halter
                                                       remains a minority stockholder of
                                                       the company.
---------------------- ------------------------------- ----------------------------------- -----------------------------
Zeolite Exploration    The company originally became   Mr. Halter acquired a controlling   The company owns and
Company                public with the filing of a     interest in the company on          operates a nano
                       Registration Statement on       November 30, 2005, and acted as     precipitated calcium
                       Form SB-2 on October 23,        its sole officer and director       carbonate manufacturing
                       2002; SEC File Number           until the completion of a change    company in China.
                       333-74670                       in control transaction on March
                                                       31, 2006.  Mr. Halter remains a
                                                       minority stockholder of the
                                                       company.
---------------------- ------------------------------- ----------------------------------- -----------------------------

     In addition to the companies listed above, Mr. Halter is an officer, director, and shareholder of several private companies, including some of the SMS Companies entities discussed in "Item 1. Description of Business - Plan of Reorganization."

     It is specifically noted that the relative success or failure of any of the entities referenced above subsequent to Mr. Halter's affiliation should not be deemed an indication of the possibility of our success or failure upon the completion of our current plan of operations.

ITEM 6. EXECUTIVE COMPENSATION

Executive Officers

     No officer or director has received any compensation from us. Until we consummate a business combination, it is not anticipated that any officer or director will receive compensation from us.

     We have no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees.

     Our board of directors appoints our executive officers to serve at the discretion of the board. Richard Crimmins is our sole officer and director. Our directors receive no compensation from us for serving on the board. Until we consummate a business combination, we do not intend to reimburse our officers or directors for travel and other expenses incurred in connection with attending the board meetings or for conducting business activities.

Executive Compensation

     Richard Crimmins has received no compensation from us nor have we accrued any cash or non-cash compensation for his services since he was elected as an officer and director. He will not receive any compensation from us for his services as our sole officer and director until after we complete a business combination. HFI has agreed to transfer to Mr. Crimmins 1000 shares of its holdings in our company for his services as our sole officer and director when we complete a business combination. Timothy P. Halter has not received any compensation from us nor have we accrued any cash or non-cash compensation for his service during his tenure as an officer and director.

     We do not have any employment or consulting agreements with any parties nor do we have a stock option plan or other equity compensation plans.

ITEM  7.  CERTAIN   RELATIONSHIPS   AND  RELATED   TRANSACTIONS,   AND  DIRECTOR
INDEPENDENCE

     Other than the participation of HFG and Timothy P. Halter in our plan of reorganization and the issuance to HFG of 400,000 shares of our common stock for satisfaction of certain administrative claims and for HFG's agreement to provide us with certain services as discussed in "Item 1- Description of Business", there are no relationships or transactions between us and any of our directors, officers and principal stockholders.

ITEM 8. LEGAL PROCEEDINGS

         Other than being subject to the provisions of the Plan and confirmation order, we are not a party to any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     There is no public trading market for our securities. We will seek to make our shares eligible for quotation on the OTC Bulletin Board. However, the Plan provides that no active trading market shall exist for our securities until after the consummation of a business combination. No assurance can be given that an active market will exist after we complete a business combination. The Plan further provides that our stockholders are enjoined from trading, selling or assigning their Plan Shares until we consummate a transaction. HFG, however, may transfer in a private transaction, a portion of its shares of our common stock prior to the consummation of a business combination to a single transferee or group of transferees under common control and to HFG employees and representatives, subject to compliance with applicable federal and state securities laws. Any such transferee shall be subject to the same restrictions as applicable to HFG under the Plan.

     Effective September 26, 2007, HFG transferred 400,000 Plan Shares to its affiliate, HFI.

     We have no equity compensation or other types of employee benefit plans.

Transfer Agent

     We have engaged Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 (telephone number 469.633.0100) as our transfer agent. The Plan Shares have been issued and are being held by the transfer agent until a business combination is consummated.

Reports to Stockholders

     We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. In the event we enter into a business combination with another company, we anticipate that management will continue furnishing annual reports to stockholders. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. Upon effectiveness of this registration statement, we intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

     Holders. As of March 12, 2008, there were a total of 500,016 shares of our common stock outstanding, held by approximately 455 stockholders of record.

     Dividends. We have not declared any dividends on our common stock since inception and do not intend to pay dividends on our common stock in the foreseeable future.

Securities Eligible for Future Sale

     We relied, based on the confirmation order we received from the Bankruptcy Court, on Section 1145(a) (1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act of 1933, as amended, both the offer of the Plan Shares which may have been deemed to have occurred through the solicitation of acceptances of the plan of reorganization and the issuance of the Plan Shares pursuant to the plan of reorganization. In general, offers and sale of securities made in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities without registration under the Securities Act.

     We currently do not have any outstanding restricted securities as defined in Rule 144. We do not intend to issue any securities prior to consummating a business transaction. The securities we issue in a merger transaction will most likely be restricted securities. Since we are a blank check or shell company, we believe the resale of restricted securities we issue in a merger transaction will be subject to the restrictions as stated below.

     Rule 144

     The SEC has recently adopted amendments to Rule 144 which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

     Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

     o 1% of the total number of securities of the same class then outstanding; or

     o the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

     Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

     Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

     Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

     o The issuer of the securities that was formerly a shell company has ceased to be a shell company;

     o The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;

     o The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

     o At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

     Rule 145

     In the business combination context, Rule 145 has imposed on affiliates of either the acquiror or the target company restrictions on public resales of securities received in a business combination, even where the securities to be issued in the business combination were registered under the Securities Act. These restrictions were designed to prevent the rapid distribution of securities into the public markets after a registered business combination by those who were in a position to influence the business combination transaction. The recent adopted amendments to Rule 145 eliminate these restrictions in most circumstances.

     Under the new amendments, affiliates of a target company who receive registered shares in a Rule 145 business combination transaction, and who do not become affiliates of the acquiror, will be able to immediately resell the securities received by them into the public markets without registration (except for affiliates of a shell company as discussed in the following section). However, those persons who are affiliates of the acquiror, and those who become affiliates of the acquiror after the acquisition, will still be subject to the Rule 144 resale conditions generally applicable to affiliates, including the adequate current public information requirement, volume limitations, manner-of-sale requirements for equity securities, and, if applicable, a Form 144 filing.

     Application of Rule 145 to Shell Companies

     Public resales of securities acquired by affiliates of acquirers and target companies in business combination transactions involving shell companies will continue to be subject to restrictions imposed by Rule 145. If the business combination transaction is not registered under the Securities Act, then the affiliates must look to Rule 144 to resell their securities (with the additional Rule 144 conditions applicable to shell company securities). If the business combination transaction is registered under the Securities Act, then affiliates of the acquirer and target company may resell the securities acquired in the transaction, subject to the following conditions:

     o The issuer must meet all of the conditions applicable to shell companies under Rule 144;

     o After 90 days from the date of the acquisition, the affiliates may resell their securities subject to Rule 144's volume limitations, adequate current public information requirement, and manner-of-sale requirements;

     o After six months from the date of the acquisition, selling security-holders who are not affiliates of the acquirer may resell their securities subject only to the adequate current public information requirement of Rule 144; and

     o    After   one  year   from  the   date  of  the   acquisition,   selling
          security-holders who are not affiliates or the acquirer may resell their securities without restriction.


ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

     Pursuant to the plan of reorganization, we issued an aggregate of 500,016 shares of our common stock to 455 of our holders of unsecured debt and administrative claims. Such shares were issued in accordance with Section 1145 under the United States Bankruptcy Code and the transaction was thus exempt from the registration requirements of Section 5 of the Securities Act of 1933.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

     Our authorized capital stock consists of 100 million shares of common stock and 10 million shares of preferred stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

     Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Provisions Having A Possible Anti-Takeover Effect

     Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 78.751 and 78.752 of the Nevada Revised Statues, the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The registrant's Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

     o The registrant must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by the registrant's board of directors, so indemnify its officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

     o The registrant may at the discretion of its board of directors purchase and maintain insurance on behalf of the registrant and any person whom it has power to indemnify pursuant to law, its articles of incorporation, its bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     Our Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

     We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

     Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Nevada Revised Statutes and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by SMSA El Paso I Acquisition Corp., of expenses incurred or paid by a director, officer or controlling person of SMSA El Paso I Acquisition Corp, in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial information beginning on page F-l hereof is provided in accordance with the requirements of Article 8 of Regulation S-X and Item 302 of Regulation S-K.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) See the index to financial statements on page F-2 hereof.

(b) Exhibits. The following documents are filed as exhibits to this registration statement:


Exhibit                               Description of Exhibit
-------                               ----------------------


2.1 First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2 Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.

3.1                 Agreement   and  Plan  of  Merger  by  and  between   Senior
                    Management Services of El Paso Sunset, Inc. and SMSA El Paso I Acquisition Corp. dated September 26, 2007.

3.2 Articles of Merger as filed with the Secretary of State of the State of Nevada on October 1, 2007.

3.3 Articles of Merger as filed with the Secretary of State of the State of Texas on October 1, 2007.

3.4                 Articles  of  Incorporation  of SMSA  El Paso I  Acquisition
                    Corp.

3.5                 Bylaws of SMSA El Paso I Acquisition Corp.

4.1                 Form of common stock certificate.

-----------------

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)

                                    Contents


                                                                            Page
                                                                            ----

Report of Independent Registered Certified Public Accounting Firm            F-2

Financial Statements

   Balance Sheet
     as of December 31, 2007                                                 F-3

   Statement of Operations and Comprehensive Loss
     for the period from August 1, 2007 (date of bankruptcy settlement)
       through December 31, 2007                                             F-4

   Statement of Changes in Stockholders' Equity
     for the period from August 1, 2007 (date of bankruptcy settlement)
       through December 31, 2007                                             F-5

   Statement of Cash Flows
     for the period from August 1, 2007 (date of bankruptcy settlement)
       through December 31, 2007                                             F-6

   Notes to Financial Statements                                             F-7

                        LETTERHEAD OF S. W. HATFIELD, CPA
                        ---------------------------------


        REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
        -----------------------------------------------------------------


Board of Directors and Stockholders
SMSA El Paso 1 Acquisition Corp.

We have audited the accompanying balance sheet of SMSA El Paso 1 Acquisition Corp. (a Nevada corporation and a development stage company) as of December 31, 2007 and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007. These financial statements are the sole responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMSA El Paso 1 Acquisition Corp. (a development stage company) as of December 31, 2007 and the results of its operations and cash flows for the period from August 1, 2007 (date of bankruptcy settlement) through December 31, 2007, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note D to the financial statements, the Company has no viable operations or significant assets and is dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of the corporate entity. These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note D. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.




                                                              S.W. HATFIELD, CPA
Dallas, Texas
March 5, 2008

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                                  Balance Sheet
                                December 31, 2007



                                                                 December 31,
                                     ASSETS                         2007
                                     ------                       -------
Current Assets
   Cash on hand and in bank                                       $  --
   Due from controlling shareholder                                  --


     Total Assets                                                 $  --
                                                                  =======



                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------
Current Liabilities
   Accounts payable - trade                                       $  --
   Working capital advances from controlling stockholder            2,363
                                                                  -------

     Total Liabilities                                              2,363
                                                                  -------


Commitments and Contingencies


Stockholders' Equity (Deficit)
   Preferred stock - $0.001 par value
     10,000,000 shares authorized.
     None issued and outstanding                                     --
   Common stock - $0.001 par value.
     100,000,000 shares authorized.
     500,016 shares issued and outstanding                            500
   Additional paid-in capital                                         500
   Deficit accumulated during the development stage                (3,363)
                                                                  -------

     Total Stockholders' Equity (Deficit)                          (2,363)
                                                                  -------

     Total Liabilities and
       Stockholders' Equity (Deficit)                             $  --
                                                                  =======


   The accompanying notes are an integral part of these financial statements.

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                           Statement of Operations and
             Comprehensive Loss Period from August 1, 2007 (date of
                bankruptcy settlement) through December 31, 2007



                                                   Period from
                                                 August 1, 2007
                                                    (date of
                                                   bankruptcy
                                                   settlement)
                                                    through
                                                  December 31,
                                                      2007
                                                   ---------

Revenues                                           $    --
                                                   ---------

Operating expenses
   Reorganization costs                                3,363
                                                   ---------

Loss from operations                                  (3,363)

Provision for income taxes                              --
                                                   ---------

Net loss                                              (3,363)

Other comprehensive income                              --
                                                   ---------

Comprehensive loss                                 $  (3,363)
                                                   =========

Loss per weighted-average share
   of common stock outstanding,
   computed on net loss - basic
   and fully diluted                               $   (0.01)
                                                   =========

Weighted-average number of shares
   of common stock outstanding -
   basic and fully diluted                           500,016
                                                   =========


   The accompanying notes are an integral part of these financial statements.



                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                      Statement of Changes in Stockholders'
              Equity (Deficit) Period from August 1, 2007 (date of
                bankruptcy settlement) through December 31, 2007



                                                                                     Deficit
                                                                                   accumulated
                                            Common Stock            Additional     during the
                                            ------------             paid-in       development
                                       Shares         Amount         capital         stage           Total
                                       -------        -------        -------        -------         -------

Stock issued through bankruptcy
   settlement on August 1, 2007        500,016        $   500        $   500        $  --           $ 1,000

Net loss for the period                   --             --             --           (3,363)         (3,363)
                                       -------        -------        -------        -------         -------

Balances at December 31, 2007          500,016        $   500        $   500        $(3,363)        $(2,363)
                                       =======        =======        =======        =======         =======



















   The accompanying notes are an integral part of these financial statements.

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                             Statement of Cash Flows
                           Period from August 1, 2007
                         (date of bankruptcy settlement)
                            through December 31, 2007




                                                            Period from
                                                          August 1, 2007
                                                             (date of
                                                            bankruptcy
                                                            settlement)
                                                             through
                                                           December 31,
                                                               2007
                                                             -------
Cash Flows from Operating Activities
   Net loss for the period                                   $(3,363)
   Adjustments to reconcile net loss
     to net cash provided by
     operating activities
     Increase in accounts payable-trade                         --
                                                             -------

Net cash used in operating activities                         (3,363)
                                                             -------


Cash Flows from Investing Activities                            --
                                                             -------


Cash Flows from Financing Activities
   Cash funded from bankruptcy trust                           1,000
   Working capital advances from majority stockholder          2,363
                                                             -------

Net cash provided by financing activities                      3,363
                                                             -------

Increase in Cash                                                --

Cash at beginning of period                                     --
                                                             -------

Cash at end of period                                        $  --
                                                             =======


Supplemental Disclosure of
   Interest and Income Taxes Paid
     Interest paid during the period                         $  --
                                                             =======
     Income taxes paid during the period                     $  --
                                                             =======


   The accompanying notes are an integral part of these financial statements.

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                          Notes to Financial Statements
                                December 31, 2007



Note A - Background and Description of Business

SMSA El Paso I Acquisition Corp. (Company) was organized on September 26, 2007 as a Nevada corporation to effect the reincorporation of Senior Management Services of El Paso Sunset, Inc., a Texas corporation, mandated by the plan of reorganization discussed below.

The Company's emergence from Chapter 11 of Title 11 of the United States Code on August 1, 2007 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity's fair value
- resulting in a fresh start, creating, in substance, a new reporting entity. Accordingly, the Company, post bankruptcy, has no significant assets, liabilities or operating activities. Therefore, the Company, as a new reporting entity, qualifies as a "development stage enterprise" as defined in Statement of Financial Accounting Standard No. 7, as amended and a shell company as defined in Rule 405 under the Securities Act of 1933, (Securities Act), and Rule 12b-2 under the Securities Exchange Act of 1934, (Exchange Act).

In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with the Company through a reverse merger or acquisition.


Note B - Bankruptcy Action

On January 17, 2007, Senior Management Services of El Paso Sunset, Inc. and its affiliated companies (SMS Companies) filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds. In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid. The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas. In 2005, SMS Companies obtained a secured credit facility from a financial institution. The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real property on which 2 of its nursing care facilities operated. By late 2006, SMS Companies were in an "overadvance" position, whereby the amount of funds by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility. Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. SMS Companies were unsuccessful in obtaining a commitment from a new lender and, on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings. On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy. Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

All assets, liabilities and other claims against the Company and it's affiliated entities were combined for the purpose of distribution of funds to creditors. Each of the entities otherwise remained separate corporate entities. From the commencement of the bankruptcy proceedings through August 1, 2007 (the effective date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                    Notes to Financial Statements - Continued
                                December 31, 2007



Note B - Bankruptcy Action - Continued

We will remain subject to the jurisdiction of the bankruptcy court until we consummate a merger or acquisition. Pursuant to the confirmation order, if we do not consummate a business combination prior to February 10, 2009, the Plan Shares will be deemed canceled, the pre-merger or acquisition injunction provisions of the confirmation order, as they pertain to the Company, shall be deemed dissolved and no discharge will be granted to the Company, all without further order of the bankruptcy court. If we timely consummate a merger or acquisition with an entity which is engaged in business, we will file a certificate of compliance with the bankruptcy court which will state that the requirements of the Plan have been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order shall then become effective.

The First Amended, Modified Chapter 11 Plan, (the Plan) as presented by SMS Companies and their creditors was approved by the United States Bankruptcy Court, Northern District of Texas - Dallas Division on August 1, 2007. The Plan, which contemplates the Company entering into a reverse merger transaction, provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan of Reorganization, and the Company's new controlling stockholder would receive "new" shares of the Company's post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code. As a result of the Plan's approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor's trust. Specific injunctions prohibit any of these claims from being asserted against the Company prior to the contemplated reverse merger.

The cancellation of all existing shares at the date of the bankruptcy filing and the issuance of "new" shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the "new" shares being held by persons and/or entities which were not pre-bankruptcy stockholders. Accordingly, per American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", the Company adopted "fresh-start" accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value. As of August 1, 2007, by virtue of the Plan, the only asset of the Company was approximately $1,000 in cash due from the Bankruptcy Estate.


Note C - Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                    Notes to Financial Statements - Continued
                                December 31, 2007



Note D - Going Concern Uncertainty

The Company has no post-bankruptcy operating history, no cash on hand, no assets and has a business plan with inherent risk. Because of these factors, the Company's auditors have issued an audit opinion on the Company's financial statements which includes a statement describing our going concern status. This means, in the auditor's opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company's majority stockholder maintains the corporate status of the Company and has provided all nominal working capital support on the Company's behalf since the bankruptcy discharge date. Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority stockholder's continuing support. The majority stockholder intends to continue the funding of nominal necessary expenses to sustain the corporate entity.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis. Further, the Company faces considerable risk in it's business plan and a potential shortfall of funding due to our inability to raise capital in the equity securities market. If no additional operating capital is received during the next twelve months, the Company will be forced to rely on existing cash in the bank and additional funds loaned by management and/or significant stockholders.

The Company's business plan is to seek an acquisition or merger with a private operating company which offers an opportunity for growth and possible appreciation of our stockholders' investment in the then issued and outstanding common stock. However, there is no assurance that the Company will be able to successfully consummate an acquisition or merger with a private operating company or, if successful, that any acquisition or merger will result in the appreciation of our stockholders' investment in the then outstanding common stock.

The Company remains dependent upon additional external sources of financing; including being dependent upon its management and/or significant stockholders to provide sufficient working capital in excess of the Company's initial capitalization to preserve the integrity of the corporate entity.

The Company anticipates offering future sales of equity securities. However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company's certificate of incorporation authorizes the issuance of up to 10,000,000 million shares of preferred stock and 100,000,000 shares of common stock. The Company's ability to issue preferred stock may limit the Company's ability to obtain debt or equity financing as well as impede potential takeover of the Company, which takeover may be in the best interest of stockholders. The Company's ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist. There is no legal obligation for either management or significant stockholders to provide additional future funding.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities. Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                    Notes to Financial Statements - Continued
                                December 31, 2007



Note D - Going Concern Uncertainty - Continued

While the Company is of the opinion that good faith estimates of the Company's ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.


Note E - Summary of Significant Accounting Policies

1.   Cash and cash equivalents
     -------------------------

     The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.   Reorganization costs
     --------------------

     The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all costs incurred with the incorporation and reorganization, post-bankruptcy, of the Company were charged to operations as incurred.

3.   Income taxes
     ------------

     The Company uses the asset and liability method of accounting for income taxes. At December 31, 2007, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     As of December 31, 2007, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved. Due to the provisions of Internal Revenue Code Section 338, the Company may have no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods as a result of a change in control involving 50 percentage points or more of the issued and outstanding securities of the Company.

4.   Income (Loss) per share
     -----------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

     Fully diluted earnings (loss) per share is computed similar to basic income
     (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

     Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company's net income
     (loss) position at the calculation date.

     As of December 31, 2007, and subsequent thereto, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                    Notes to Financial Statements - Continued
                                December 31, 2007



Note F - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company's earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company's earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to financial risk, if any.


Note G - Income Taxes

The components of income tax (benefit) expense for the period from August 1, 2007(date of bankruptcy settlement) through December 31, 2007 is as follows:

                                     Period from
                                   August 1, 2007
                                      (date of
                                     bankruptcy
                                     settlement)
                                       through
                                     December 31,
                                        2007
                                      -------
       Federal:
  Current                             $  --
  Deferred                               --

                                         --
                                      -------
State:
  Current                                --
  Deferred                               --
                                      -------
                                         --
                                      -------

  Total                               $  --
                                      =======

As of December 31, 2007, the Company had a net operating loss carryforward of approximately $3,400 to offset future taxable income. The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code. Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

                        SMSA El Paso 1 Acquisition Corp.
                          (a development stage company)
                    Notes to Financial Statements - Continued
                                December 31, 2007



Note G - Income Taxes - Continued

The Company's income tax expense for the period from August 1, 2007(date of bankruptcy settlement) through December 31, 2007 is as follows:


                                                   Period from
                                                 August 1, 2007
                                                    (date of
                                                   bankruptcy
                                                   settlement)
                                                     through
                                                   December 31,
                                                      2007
                                                    -------
Statutory rate applied to
   income before income taxes                       $(1,100)
Increase (decrease) in income
   taxes resulting from:
     State income taxes                                --
     Other, including reserve for
     deferred tax asset and application
     of net operating loss carryforward               1,100
                                                    -------

Income tax expense                                  $  --
                                                    =======

The Company's only temporary differences as of December 31, 2007 relate to the Company's net operating loss. Accordingly, any deferred tax asset, as fully reserved, or liability, if any, as of December 31, 2007 is nominal and not material to the accompanying financial statements.


Note H - Capital Stock Transactions

Pursuant to the Plan affirmed by the U. S. Bankruptcy Court - Northern District of Texas - Dallas Division, the Company will issue a sufficient number of Plan shares to meet the requirements of the Plan. Such number was estimated in the Plan to be approximately 500,000 Plan Shares relative to each Post Confirmation Debtor.

As provided in the Plan, 80.0% of the Plan Shares of the Company were issued to Halter Financial Group, Inc. (HFG). In exchange for the release of its Allowed Administrative Claims and for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan. The remaining 20.0% of the Plan Shares of the Company were issued to other holders of various claims as defined in the Plan.

Based upon the calculations provided by the Creditor's Trustee, the Company issued an aggregate 500,016 shares of the Company's "new" common stock to all unsecured creditors and the controlling stockholder in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.

Effective September 26, 2007, HFG transferred its 400,000 Plan Shares to Halter Financial Investments, L.P. (HFI), a Texas limited partnership controlled by Timothy P. Halter, who is also the controlling officer of HFG.

                                   SIGNATURES

     In accordance with Section 12 of the Exchange Act, the Company caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         SMSA El PASO I ACQUISITON CORP.


DATE: March 12, 2008                     By:  /s/ Richard Crimmins
                                             -----------------------------------
                                              Richard Crimmins, President,
                                              Secretary, Chief Executive Officer
                                              and Chief Financial Officer

                                INDEX OF EXHIBITS

                    The following documents are filed as exhibits to this Registration Statement



Exhibit                               Description of Exhibit
-------                               ----------------------


2.1 First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2 Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.

3.1                 Agreement   and  Plan  of  Merger  by  and  between   Senior
                    Management Services of El Paso Sunset, Inc. and SMSA El Paso I Acquisition Corp. dated September 26, 2007.

3.2 Articles of Merger as filed with the Secretary of State of the State of Nevada on October 1, 2007.

3.3 Articles of Merger as filed with the Secretary of State of the State of Texas on October 1, 2007.

3.4                 Articles  of  Incorporation  of SMSA  El Paso I  Acquisition
                    Corp.

3.5                 Bylaws of SMSA El Paso I Acquisition Corp.

4.1                 Form of common stock certificate.
-----------------


















                                     IOE-1



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